Exhibit 99.1

Tenaya Therapeutics Reports Second Quarter 2026 Financial Results and Provides Business Update

Positive Interim Data Shared in 2Q 2026 from the MyPEAK™-1 and RIDGE™-1 Clinical Trials Each Demonstrated Meaningful Improvements in Key Disease Characteristics

Additional Data Releases Plus Updates on Regulatory Discussions on Pivotal Trial Plans for TN-201 and TN-401 Anticipated in 4Q 2026

TN-301 Advancing toward Phase 2 Trial Start in 2H 2027

$10 million Upfront Payment Received from Alnylam Collaboration Extends Cash Runway Through Q3 2027

SOUTH SAN FRANCISCO, Calif., August 5, 2026 – Tenaya Therapeutics, Inc. (NASDAQ: TNYA), a clinical-stage biotechnology company with a mission to discover, develop and deliver potentially curative therapies that address the underlying causes of heart disease, today announced financial results for the second quarter ended June 30, 2026, and provided a corporate update.

“The second quarter marked an important period of execution for Tenaya as we shared new safety and clinical benefit data for TN-201 and TN-401,” said Faraz Ali, Chief Executive Officer of Tenaya. “We remain excited by the encouraging results emerging from our TN-201 MyPEAK-1 clinical trial in patients with MYBPC3-associated disease and the most recent RIDGE-1 data add to our confidence in TN-401’s potential as a highly promising candidate to address the underlying cause of PKP2-associated ARVC. We are engaging with regulators to discuss the efficient late-stage development and approval pathways for each candidate.”

Mr. Ali continued, “We also believe that advancing TN-301 toward Phase 2 represents an opportunity to create significant value while further diversifying our pipeline. We remain focused on disciplined execution, efficient use of capital, and advancing programs with the greatest potential to deliver meaningful impact for patients and stockholders.”

Business and Program Updates

TN-201 – Gene Therapy for MYBPC3-Associated Hypertrophic Cardiomyopathy (HCM)

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In June 2026, Tenaya shared promising new safety and efficacy data from the ongoing MyPEAK-1 Phase 1b/2 clinical trial of TN-201 in adults with MYBPC3-associated HCM. The data shared reflected 78-104 weeks of follow-up for three patients who received TN-201 at the 3E13 vg/kg dose (Cohort 1), and 26-52 weeks of follow-up for four patients at the 6E13 vg/kg dose (Cohort 2). Key findings include:
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As of the May 2026 data cut off, all six evaluable patients achieved reductions in one or more echocardiographic measures of hypertrophy, suggesting cardiac remodeling and all six achieved improvements in one or more measurements of symptom burden, as measured by New York Heart Association (NYHA) classification or Kansas City Cardiomyopathy Questionnaire (KCCQ).

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TN-201 was generally well tolerated across both MyPEAK-1 dose cohorts for the seven patients for whom safety data was reported. No dose-limiting toxicities were observed, and all patients have tapered off immunosuppressive medicines.
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Tenaya plans to report additional interim data from the MyPEAK-1 clinical trial in the fourth quarter of 2026.
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Tenaya has completed enrollment needed in the MyPEAK-1 clinical trial to characterize dose response and inform dose selection for late-stage clinical trials,
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In June 2026, Tenaya announced that TN-201 received PRIority MEdicine (PRIME) designation by the European Medicines Agency (EMA) and was accepted into the Food and Drug Administration’s Rare Disease Evidence Principles (RDEP) process for severe pediatric patients.
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Tenaya is pursuing alignment with regulatory authorities on late-stage pivotal trial plans for TN-201. The company plans to provide an update on the status of these discussions in the fourth quarter of 2026.

TN-401 – Gene Therapy for PKP2-Associated Arrhythmogenic Right Ventricular Cardiomyopathy (ARVC)

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At the ASGCT Annual Meeting, Tenaya presented positive interim data from the ongoing RIDGE-1 Phase 1b/2 clinical trial of TN-401 gene therapy. The data set included three patients dosed at 3E13 vg/kg (Cohort 1) with follow-up ranging from Week 32-52 and three patients dosed at 6E13 vg/kg (Cohort 2) with 20-32 weeks of follow-up. Key findings include:
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Treatment with TN-401 at either dose resulted in meaningful improvements in electrical stability, as measured by premature ventricular contraction (PVCs) count which decreased in all patients by a mean of 64% from baseline. Two patients who entered RIDGE-1 with high rates of non-sustained ventricular tachycardia (NSVTs) experienced substantial reductions as early as Week 20.
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TN-401 was generally well tolerated at both doses, with no dose-limiting toxicities observed. All patients had tapered off immunosuppressives as of the April 2026 data cut.
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Tenaya expects to report additional interim data from the RIDGE-1 clinical trial in the fourth quarter of 2026.
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Tenaya has completed enrollment needed in the RIDGE-1 clinical trial to characterize dose response and inform dose selection for late-stage clinical trials, In May 2026, Tenaya announced receipt of PRIME designation by the EMA.
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Tenaya is currently engaging with regulators on late-stage pivotal trial planning for TN-401 and plans to provide an update on the status of its discussions in the fourth quarter of 2026.

TN-301 – Small Molecule HDAC6 Inhibitor for the Potential Treatment of Heart Failure with Preserved Ejection Fraction (HFpEF) and Related Cardiac, Metabolic, or Muscular Diseases

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Tenaya is currently conducting enabling toxicology work to support the advancement of TN-301 toward clinical trials in patients. The company intends to share additional details regarding its TN-301 development plans in the fourth quarter of 2026, and to initiate at least one company-sponsored proof-of-activity Phase 2 clinical trial in the second half of 2027. HFpEF and Duchenne muscular dystrophy are among the most promising potential indications identified to date.

Corporate Updates

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In June 2026, Tenaya announced the appointment of Eric Hyllengren as Chief Financial Officer of Tenaya, effective July 13, 2026.
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In June 2026, Tenaya entered into a Lease Termination Agreement for its Genetic Medicines Manufacturing Center (GMMC) which was decommissioned in 2025. Exiting this lease is part of the company’s ongoing efforts to reduce costs. Tenaya has sufficient inventory of TN-201 and TN-401 to support its ongoing clinical trials and plans to work with a global contract development manufacturing organization for cGMP material to support future needs.

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In April 2026, under the terms of the Alnylam collaboration agreement, Tenaya received an upfront payment of $10.0M and is eligible for future development, regulatory and sales-based milestones totaling up to $1.1 billion, in addition to reimbursement of associated research costs.

Second Quarter 2026 Financial Highlights

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Cash: As of June 30, 2026, cash and cash equivalents were $78.1 million, including the $10.0 million upfront payment received from the collaborative agreement with Alnylam. Tenaya expects existing cash and cash equivalents will be sufficient to fund planned operations through Q3 of 2027.
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Research & Development (R&D) Expenses: R&D expenses were $16.6 million for the second quarter of 2026, compared to $17.4 million for the same period in 2025. Non-cash stock-based compensation included in R&D expense was $0.9 million for the second quarter of 2026 compared to $1.9 million for the same period in 2025.
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General & Administrative (G&A) Expenses: G&A expenses were $5.4 million for the second quarter of 2026 compared to $6.7 million for the same period in 2025. Non-cash stock-based compensation included in G&A expense was $0.8 million for the second quarter of 2026 and $1.8 million for the same period in 2025.
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Net Loss: Net loss was $43.4 million, or $0.20 loss per share, for the second quarter ended June 30, 2026, compared to a net loss of $23.3 million, or $0.14 per share, for the same period in 2025. The increase in net loss was primarily due to a $21.8 million non-cash impairment charge related to the early termination of the Company's Union City GMMC facility lease.

About Tenaya Therapeutics

Tenaya Therapeutics is a clinical-stage biotechnology company committed to a bold mission: to discover, develop and deliver potentially curative therapies that address the underlying drivers of heart disease. Tenaya’s pipeline includes clinical-stage candidates TN-201, a gene therapy for MYBPC3-associated hypertrophic cardiomyopathy (HCM); TN-401, a gene therapy for PKP2-associated arrhythmogenic right ventricular cardiomyopathy (ARVC); and TN-301, a highly specific small molecule HDAC6 inhibitor with broad potential clinical utility in cardiac, metabolic and muscular conditions, including heart failure with preserved ejection fraction (HFpEF) and Duchenne muscular dystrophy (DMD). Tenaya has employed a suite of integrated internal capabilities including modality agnostic target discovery and validation, to generate a portfolio of novel medicines based on genetic insights, aimed at the treatment of both rare genetic disorders and more prevalent heart conditions. For more information, visit www.tenayatherapeutics.com.

Forward Looking Statements

This press release contains forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are not purely historical are forward-looking statements. Words such as “anticipated,” “potential,” “believe,” “focused,” “promising,” “plans,” “expects,” “intends,” “will,” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements include, among other things, planned timing for sharing data from RIDGE-1 and MyPEAK-1 and the expected content of such data releases; the therapeutic potential for TN-201 as a treatment for MYBPC3-associated HCM and TN-401 as a treatment for PKP2-associated ARVC; the potential for TN-301 to create significant value for Tenaya; Tenaya’s focus on disciplined execution, efficient use of capital and advancing programs with the greatest potential; planned timing for sharing updates on regulatory interactions for the TN-201 and TN-401 programs; planned timing for sharing additional details regarding TN-301 development plans; the sufficiency of Tenaya’s cash resources to fund the company through Q3 of 2027; and statements made by Tenaya’s chief executive officer. The forward-looking statements contained herein are based upon Tenaya’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. These forward-looking statements are neither promises nor guarantees and are subject to a variety of risks and uncertainties, including but not limited to: availability of data at the referenced times; the timing and progress of Tenaya’s clinical trials; unexpected concerns that may arise as a result of the occurrence of adverse safety events by patients who received Tenaya products; the potential failure of Tenaya’s product candidates to demonstrate safety and/or efficacy in clinical testing; the potential for any clinical trial results to differ from preclinical, interim, preliminary, topline or expected results; the potential for the FDA to conclude at any time that Tenaya’s clinical programs may not have an appropriate risk/benefit profile; Tenaya’s ability to enroll and maintain patients in clinical trials; risks associated with the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics and operating as an early stage company; Tenaya’s ability to develop, initiate or complete preclinical studies and clinical trials, and obtain approvals, for any of its product candidates; Tenaya’s continuing compliance with applicable legal and regulatory requirements; regulatory developments in the United States and foreign countries; Tenaya’s ability to raise any additional funding it will need to continue to pursue its business and product development plans; Tenaya’s reliance on third parties; Tenaya’s manufacturing, commercialization and marketing capabilities and strategy; the loss of key scientific or management personnel; competition in the industry in which Tenaya operates; Tenaya’s ability to comply with specified operating covenants and restrictions in its loan agreement; Tenaya’s ability to obtain and maintain intellectual property protection for its product candidates and platform technology; general economic and market conditions; and other risks. Information regarding the foregoing and additional risks may be found in the section entitled “Risk Factors” in documents that Tenaya files from time to time with the Securities and Exchange Commission. These forward-looking statements are made as of the date of this press release, and Tenaya assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Tenaya Contacts

Michelle Corral VP, Corporate Communications and Investor Relations IR@tenayathera.com

Investors
Anne-Marie Fields Precision AQ annemarie.fields@precisionaq.com
Media Wendy Ryan Ten Bridge Communications wendy@tenbridgecommunications.com

TENAYA THERAPEUTICS, INC.

Condensed Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenue
Collaboration revenue	$1,110	$—	$1,335	$—
Operating expenses:
Research and development	16,603	17,370	31,447	38,446
General and administrative	5,406	6,712	10,853	13,174
Impairment loss	21,821	—	21,821	—
Loss on lease termination, net	1,368	—	1,368	—
Total operating expenses	45,198	24,082	65,489	51,620
Loss from operations	(44,088)	(24,082)	(64,154)	(51,620)
Other income, net:
Interest income	697	815	1,491	1,449
Other (loss) income, net	(2)	(16)	(2)	24
Total other income, net	695	799	1,489	1,473
Net loss before income tax expense	(43,393)	(23,283)	(62,665)	(50,147)
Income tax expense	—	—	—	—
Net loss	$(43,393)	$(23,283)	$(62,665)	$(50,147)
Net loss per share, basic and diluted	$(0.20)	$(0.14)	$(0.29)	$(0.37)
Weighted-average shares used in computing net loss per share, basic and diluted	217,574,637	162,791,579	217,230,811	136,476,623

Condensed Balance Sheet Data

(In thousands)

(Unaudited)

	June 30,	December 31,
	2026	2025
Cash and cash equivalents	$78,085	$100,547
Total assets	$93,540	$146,921
Total liabilities	$24,131	$23,656
Total liabilities and stockholders’ equity	$93,540	$146,921